UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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[ X ]         Definitive Proxy Statement

[   ]         Definitive Additional Materials

[   ]         Soliciting Material Pursuant to §240.14a-12

Sterling Construction Company, Inc.
(Name of Registrant as Specified In Its Charter)

______________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STERLING CONSTRUCTION COMPANY, INC.
20810 Fernbush Lane
Houston, Texas 77073
Telephone: (281) 821-9091

NOTICE OF THE 2009 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the 2009 Annual Meeting of Stockholders of Sterling Construction Company, Inc., a Delaware corporation, will be held as follows:

Date:                       May 6, 2009

Place:                     Hotel Valencia Riverwalk
150 East Houston Street
San Antonio, Texas 78205

Time:                      9:00 a.m., local time

Purposes:
To elect three Class II directors, each to serve for a term of three years and one Class I director to serve for the two-year balance of the Class I term, in each case until his successor is duly elected and qualified.

To approve the adoption of an Amended and Restated Certificate of Incorporation.

To consider the ratification of the selection of Grant Thornton LLP as the Company's independent registered public accounting firm for 2009.

Only the stockholders of record at the close of business on March 9, 2009 are entitled to notice of the meeting and to vote at the meeting or any adjournment of it.

 By Order of the Board of Directors
April  3 , 2009 Roger M. Barzun, Secretary

You are urged to complete, sign and date the enclosed proxy and to return it in the envelope provided.

The execution of a proxy will not affect a record holder’s right to vote in person if present at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 6, 2009:

The Proxy Statement, Proxy Card and Annual Report to Stockholders for the fiscal year ended December 31, 2008 are available at our internet website, www.SterlingConstructionCo.com, on the "Investor Relations" page.

--

STERLING CONSTRUCTION COMPANY, INC.

Proxy Statement for the 2009 Annual Meeting of Stockholders

GENERAL INFORMATION	1
The Record Date	1
Methods of Voting	1
Voting by Proxy	1
Revocation of a Proxy	2
Quorum, Vote Required and Method of Counting	2
The Solicitation of Proxies and Expenses	2
The 2008 Annual Report	2
ELECTION OF DIRECTORS (Proposal 1)	2
The Composition of the Board	2
Director Independence	3
The Nominees and Continuing Directors	3
The Background of the Nominees	4
The Background of the Continuing Directors	4
The Executive Officers of the Company	5
THE AMENDMENT AND RESTATEMENT OF THE CERTIFICATE OF INCORPORATION (Proposal 2)	5
RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal 3)	6
BOARD OPERATIONS	7
Communicating with the Board	7
Nomination of Directors	7
Directors' Attendance at Meetings in 2008	7
Committees of the Board	7
The Audit Committee	7
The Audit Committee Report	8
The Compensation Committee	9
Compensation Committee Interlocks and Insider Participation	9
The Compensation Committee Report	9
The Corporate Governance & Nominating Committee	10
Compensation of Directors	10
STOCK OWNERSHIP INFORMATION	12
Security Ownership of Certain Beneficial Owners and Management	12
Section 16(a) Beneficial Ownership Reporting Compliance	13

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EXECUTIVE COMPENSATION	13
Introduction	13
Compensation Discussion and Analysis	14
Employment Agreements of Named Executive Officers	19
Potential Payments Upon Termination or Change-in-Control	19
Summary Compensation Table for 2008	21
Grants of Plan-Based Awards for 2008	22
Option Exercises and Stock Vested for 2008	23
Outstanding Equity Awards at December 31, 2008	24
PERFORMANCE GRAPH	25
BUSINESS RELATIONSHIPS WITH DIRECTORS AND OFFICERS	26
Transactions with Related Persons	26
Policies and Procedures for the Review, Approval or Ratification of Transactions with Related Persons	26
INFORMATION ABOUT AUDIT FEES AND AUDIT SERVICES	27
Procedures for Approval of Services	27
SUBMISSION OF STOCKHOLDER PROPOSALS	27

_____________________

- ii -

STERLING CONSTRUCTION COMPANY, INC.

20810 Fernbush Lane
Houston, Texas 77073
Tel.: (281) 821-9091

PROXY STATEMENT

FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

This Proxy Statement and the enclosed Annual Report on Form 10-K are being sent to stockholders on or about April  3 , 2009.

In this Proxy Statement, Sterling Construction Company, Inc. is sometimes referred to as the Company, and the Board of Directors of the Company is sometimes referred to as the Board.  The Company is furnishing this Proxy Statement to stockholders in connection with the solicitation of proxies by the Board for the 2009 Annual Meeting of Stockholders.  The Annual Meeting will be held on May 6, 2009 at 9:00 a.m. local time at Hotel Valencia Riverwalk, 150 East Houston Street, San Antonio, Texas 78205.

The Record Date. The Company has established March 9, 2009 as the Record Date.  The persons or entities whose names appear on the records of the Company as holders of the Company's common stock on the Record Date are entitled to notice of the Annual Meeting and to vote at the Annual Meeting or any adjournment of the meeting.  On the Record Date, there were 13,189,838 shares of the Company's common stock outstanding.

Methods of Voting.  There are two ways that as a record holder you may vote your shares.  You may come to the Annual Meeting and vote in person, or you may appoint someone to vote your shares for you by giving that person a proxy.  In this Proxy Statement, you are being asked to appoint each of James H. Allen, Jr., the Company's Senior Vice President & Chief Financial Officer, and Roger M. Barzun, the Company's Senior Vice President, Secretary & General Counsel, as your proxy holder to vote your shares in the manner you direct at the Annual Meeting and at any adjournment of the meeting.

Voting by Proxy.  Your shares will be voted as you direct if —
•	Your proxy is properly signed;
•	Your proxy is returned to the Company before the Annual Meeting; and
•	Your proxy is not revoked by you before the voting.

If you do not specify on your proxy how you want your shares voted, they will be voted in the following way —

FOR	the election of the nominees for director listed on the proxy;

FOR	the approval of the Amended and Restated Certificate of Incorporation; and

FOR	the ratification of the selection of Grant Thornton LLP as the Company's independent registered public accounting firm.

The Board does not know of any proposal that will be presented for consideration at the Annual Meeting other than those three items.

Revocation of a Proxy.  You may revoke a proxy you have already given in any one of the following three ways:

•	By sending to the Secretary of the Company, at the Company's address set forth above, a written statement saying that you wish to revoke your proxy;
•	By submitting another proxy dated later than a previous proxy; or
•	By attending the Annual Meeting in person and notifying the chairman of the meeting that you wish to vote in person.
Quorum, Vote Required and Method of Counting.

The Quorum for the Meeting.  A quorum must be present in order to hold the Annual Meeting.  A quorum consists of the holders of a majority of the shares of common stock issued and outstanding on the Record Date.  Holders of shares of common stock who are either present at the Annual Meeting in person or through representation by a proxy (including those who abstain from voting or who do not vote on one or more of the proposals) will be counted for purposes of determining whether there is a quorum present at the meeting.

Vote Required.  Each share of common stock entitles the record holder to one vote on each of the matters to be voted on at the Annual Meeting.

In the election of directors (Proposal 1) a nominee who receives more votes for his election than against his election will be elected.
The approval of the Amended and Restated Certificate of Incorporation (Proposal 2) requires the affirmative vote of the holders of at least 75% of the outstanding shares of common stock of the Company.
For the effect of your vote on the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for 2009 (Proposal 3) see the information below under the heading Ratification of the Selection of Independent Registered Public Accounting Firm (Proposal 3).

Method of Counting.  The Company will not count as votes cast on a proposal either the shares of stockholders who abstain from voting on that proposal, or the shares held in "street" name by brokers or by nominees who indicate on their proxies that they do not have the discretionary authority to vote the shares on the proposal, which are known as broker non-votes.  As a result, abstentions and broker non-votes will have no effect on the voting on Proposals 1 and 3.  An abstention or broker non-vote on Proposal 2 has the effect of a no vote because of the requirement that the proposal must receive the affirmative vote of the holders of at least 75% of the shares of the Company's outstanding common stock.

The Solicitation of Proxies and Expenses.  In addition to sending this Proxy Statement to stockholders, directors, officers and employees of the Company and, if deemed necessary, a third-party solicitation agent may solicit proxies using personal interviews, telephone calls, facsimiles and e-mail.  The Company will request banks, brokerage houses and other custodians, nominees and fiduciaries to solicit their customers who are beneficial owners, but not record holders, of common stock and to forward proxy solicitation materials to those beneficial owners.  The Company will reimburse them for the reasonable out-of-pocket expenses they incur in doing so and will pay the expenses of preparing, printing and mailing this Proxy Statement, the enclosed form of proxy, the Company's Annual Report on Form 10-K for 2008 and any other solicitation materials.

The 2008 Annual Report.  A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2008, which has been filed with the Securities and Exchange Commission, or SEC, contains financial statements and other information of interest to stockholders.  A copy of that Annual Report is enclosed with this Proxy Statement.

ELECTION OF DIRECTORS (Proposal 1)

The Composition of the Board.  The Company’s Certificate of Incorporation divides directors into three classes.  The term of each class is three years and the terms are staggered so that at each Annual Meeting of Stockholders, the term of one of the classes expires.  A director holds office until the expiration of his or her term and until a successor is elected and qualified unless the director dies, resigns or is removed from the Board.  In that case, the Board has the authority to appoint a replacement.  The Bylaws of the Company permit the Board to determine from time to time how many directors the Company will have.  The size of the Board is currently set at nine directors.  The term of the three Class II directors expires at the 2009 Annual Meeting.  Because one of the incumbent Class I directors, David R. A. Steadman, was elected a Class I director in June 2008 to serve only until the next Annual Meeting of Stockholders, the nominee for that directorship will be elected to serve until the 2011 Annual Meeting of Stockholders, when the term of the other Class I directors expires.

Director Independence.

The following table shows the Company's independent directors at the date of this Proxy Statement and the committees of the Board on which they serve.  Each of these directors has in the past and continues to satisfy the Nasdaq Stock Market's definition of an independent director.  Each member of the Audit Committee, the Compensation Committee and the Corporate Governance & Nominating Committee also satisfies Nasdaq's independence standards for service on those committees.  In addition, the members of the Audit Committee satisfy the independence requirements of the SEC's Regulation §240.10A-3.  Independent directors have voted Mr. Abernathy Lead Director.  The following shows the independent directors of the Company and their membership on Board committees.

Director's Name	Committee Assignment
John D. Abernathy	Audit Committee (Chairman) Compensation Committee Corporate Governance & Nominating Committee
Robert W. Frickel	Compensation Committee (Chairman) Corporate Governance & Nominating Committee
Milton L. Scott	Corporate Governance & Nominating Committee (Chairman) Audit Committee
Donald P. Fusilli, Jr.	Audit Committee Compensation Committee
David R. A. Steadman	Corporate Governance & Nominating Committee
Christopher H. B. Mills	None

The relationship between Mr. Frickel's accounting firm and the Company is described below under the heading Business Relationships with Directors and Officers.

In determining that Mr. Mills is independent under Nasdaq rules, the Board of Directors considered the fact that Mr. Mills is the Chief Executive Officer of NASCIT, which is a stockholder holding less than 10% of the Company's outstanding common stock and therefore under applicable rules and regulations is not an affiliate of the Company.  The Board also considered the payments of interest that the Company made on a promissory note it issued to NASCIT in 2001 in connection with the Company's acquisition of Texas Sterling Construction Co., or TSC, and the fact that the note was paid in full on June 30, 2005.  The Board has concluded that under Nasdaq's standards for independence, neither of Mr. Frickel's nor Mr. Mills' relationship to the Company adversely affects his independence.  In reaching this conclusion, the Board also relied on the fact that both Messrs. Frickel and Mills were directors at the time that the Company applied for the listing of its common stock on Nasdaq and that they qualified as independent at that time.

The Nominees and Continuing Directors.

The following table lists the nominees for director and the directors whose terms continue after the Annual Meeting.  Each of the nominees has stated his willingness to serve if elected.  If any nominee is unable to serve, persons named in the enclosed proxy may vote for a substitute nominee.  The Board has no reason to believe that any of the nominees will be unable to serve.  The enclosed form of proxy cannot be voted by the proxy holders for more persons than the number of nominees named in this Proxy Statement.  Information about the number of shares of common stock of the Company owned by the nominees and the continuing directors can be found below under the heading Stock Ownership Information.
Nominees	Current Position	Age	Class	Director Since	Term Expires
John D. Abernathy	Director	71	II	1994	2012
Robert W. Frickel	Director	65	II	2001	2012
Milton L. Scott	Director	52	II	2005	2012
David R. A. Steadman	Director	71	I	2005	2011
Continuing Directors	Current Position	Age	Class	Director Since	Term Expires
Donald P. Fusilli, Jr.	Director	57	III	2007	2010
Maarten D. Hemsley	Director	59	III	1998	2010
Christopher H. B. Mills	Director	56	III	2001	2010
Patrick T. Manning	Chairman of the Board of Directors & Chief Executive Officer	63	I	2001	2011
Joseph P. Harper, Sr.	Director, President, Treasurer & Chief Operating Officer	63	I	2001	2011

The Background of the Nominees.

John D. Abernathy.  Mr. Abernathy was Chief Operating Officer of Patton Boggs LLP, a Washington D.C. law firm, from January 1995 through May 2004 when he retired.  He is also a director of Par Pharmaceutical Companies, Inc., a New York Stock Exchange-listed company that manufactures generic and specialty drugs, and Neuro-Hitech, Inc., a company that manufactures generic drugs, the shares of which are traded on the over-the-counter market.  Mr. Abernathy is a certified public accountant.  In December 2005, Mr. Abernathy was first elected Lead Director by the independent members of the Board of Directors.

Robert W. Frickel.  Mr. Frickel is the founder and President of R.W. Frickel Company, P.C., a public accounting firm that provides audit, tax and consulting services primarily to companies in the construction industry.  Prior to the founding of R.W. Frickel Company in 1974, Mr. Frickel was employed by Ernst & Ernst.  Mr. Frickel is a certified public accountant.

Milton L. Scott.  Mr. Scott is Chairman and Chief Executive Officer of the Tagos Group, a strategic advisory and services company in supply chain management, transportation and logistics, and integrated supply.  He was previously associated with Complete Energy Holdings, LLC, a company of which he was Managing Director until January 2006 and which he co-founded in January 2004 to acquire, own and operate power generation assets in the United States.  From March 2003 to January 2004, Mr. Scott was a Managing Director of The StoneCap Group, an entity formed to acquire, own and operate power generation assets.  From October 1999 to November 2002, Mr. Scott served as Executive Vice President and Chief Administrative Officer at Dynegy Inc., a public company that was a market leader in power distribution, marketing and trading of gas, power and other commodities, midstream services and electric distribution.  From July 1977 to October 1999, Mr. Scott was with the Houston office of Arthur Andersen LLP, a public accounting firm, where he served as partner in charge of the Southwest Region Technology and Communications practice.

David R. A. Steadman.  Mr. Steadman is President of Atlantic Management Associates, Inc., a management services and investment group.  An engineer by profession, Mr. Steadman served as Vice President of the Raytheon Company from 1980 until 1987 where he was responsible for commercial telecommunications and data systems businesses in addition to setting up a corporate venture capital portfolio.  Subsequent to that and until 1989, Mr. Steadman was Chairman and Chief Executive Officer of GCA Corporation, a manufacturer of semiconductor production equipment.  Mr. Steadman serves as a director of Aavid Thermal Technologies, Inc., a provider of thermal management solutions for the electronics industry, a privately-held company.  Mr. Steadman also serves as Chairman of Tech/Ops Sevcon, Inc., a public company that manufactures electronic controls for electric vehicles and other equipment.  Mr. Steadman is a Visiting Lecturer in Business Administration at the Darden School of the University of Virginia.

The Background of the Continuing Directors.

Donald P. Fusilli, Jr.  Mr. Fusilli is presently the principal of the Telum Group, a professional consulting firm.  From January 2008 to January 2009, he was the Chief Executive Officer of a marine services subsidiary of David Evans and Associates, Inc., a company that provides underwater mapping and analysis services.  From May 1973 until September 2006, Mr. Fusilli served in a variety of capacities at Michael Baker Corporation, a public company listed on the American Stock Exchange that provides a variety of professional engineering services spanning the complete life cycle of infrastructure and managed asset projects.  Mr. Fusilli joined Michael Baker Corporation as an engineer and over the course of his career rose to president and chief executive officer in April 2001.  From September 2006 to January 2008, Mr. Fusilli was an independent consultant providing strategic planning, marketing development and operations management services.  Mr. Fusilli is a director of RTI International Metals, Inc., a New York Stock Exchange-listed company that is a leading U.S. producer of titanium mill products and fabricated metal components.  He holds a Civil Engineering degree from Villanova University, a Juris Doctor degree from Duquesne University School of Law and attended the Advanced Management Program at the Harvard Business School.

Maarten D. Hemsley.  Mr. Hemsley served as the Company's President and Chief Operating Officer from 1988 until 2001, and as Chief Financial Officer from 1998 until August 2007.  From January 2001 to May 2002, Mr. Hemsley was also a consultant to, and thereafter has been an employee of, JO Hambro Capital Management Limited, which is part of JO Hambro Capital Management Group Limited, or JOHCMG, an investment management company based in the United Kingdom.  Mr. Hemsley has served since 2001 as Fund Manager of JOHCMG’s Leisure & Media Venture Capital Trust, plc, and since February 2005, as Senior Fund Manager of its Trident Private Equity II LLP investment fund.  Mr. Hemsley is a director of Tech/Ops Sevcon, Inc., a U.S. public company that manufactures electronic controls for electric vehicles and other equipment, and of a number of privately-held companies in the United Kingdom.  Mr. Hemsley is a Fellow of the Institute of Chartered Accountants in England and Wales.

Christopher H. B. Mills.  Mr. Mills is a director of JOHCMG.  Prior to founding JOHCMG in 1993, Mr. Mills was employed by Montagu Investment Management and its successor company, Invesco MIM, as an investment manager and director, from 1975 to 1993.  He is the Chief Executive of North Atlantic Smaller Companies Investment Trust plc, which is a part of JOHCMG and a 3.82% holder of the Company's common stock.  Mr. Mills is a director of two U.S. public companies, W-H Energy Services, Inc., a New York Stock Exchange-listed company that is in the oilfield services industry, and SunLink Healthcare Systems, Inc., a publicly-traded, non-urban community healthcare provider for seven hospitals and related businesses in four states in the Southwest and Midwest.  Mr. Mills also serves as a director of a number of public and private companies outside of the U.S. in which JOHCMG funds have investments.

Patrick T. Manning.  Mr. Manning joined the predecessor of Texas Sterling Construction Co., the Company's Texas construction subsidiary, which along with its predecessors is referred to as TSC, in 1971 and led its move from Detroit, Michigan into the Houston market in 1978. He has been TSC’s President and Chief Executive Officer since 1998 and Chairman of the Board of Directors and Chief Executive Officer of the Company since July 2001.  Mr. Manning has served on a variety of construction industry committees, including the Gulf Coast Trenchless Association and the Houston Contractors’ Association, where he served as a member of the board of directors and as President from 1987 to 1993. He attended Michigan State University from 1969 to 1972.

Joseph P. Harper, Sr.  Mr. Harper has been employed by TSC since 1972. He was Chief Financial Officer of TSC for approximately 25 years until August 2004, when he became Treasurer of TSC.  In addition to his financial responsibilities, Mr. Harper has performed both estimating and project management functions.  Mr. Harper has been a director and the Company's President and Chief Operating Officer since July 2001, and in May 2006 was elected Treasurer.  Mr. Harper is a certified public accountant.

The Executive Officers of the Company.  In addition to Messrs. Manning and Harper, the only other executive officers of the Company are James H. Allen, Jr. and Roger M. Barzun.

James H. Allen, Jr.  Mr. Allen became the Company's Senior Vice President & Chief Financial Officer in August 2007.  He spent approximately 30 years with Arthur Andersen & Co., including 19 years as an audit and business advisory partner and as head of the firm’s Houston office construction industry practice.  After being retired for several years, he became chief financial officer of a process chemical manufacturer and served in that position for over three years prior to joining the Company.  Mr. Allen is a certified public accountant.

Roger M. Barzun.  Mr. Barzun has been the Company's Vice President, Secretary and General Counsel since August 1991.  He was elected a Senior Vice President from May 1994 until July 2001 and again in March 2006.  Mr. Barzun has been a lawyer since 1968 and is a member of the bar of both New York and Massachusetts.  Mr. Barzun also serves as general counsel to other corporations from time to time on a part-time basis.

THE AMENDMENT AND RESTATEMENT OF THE CERTIFICATE OF INCORPORATION (Proposal 2)

Adoption of the Amended and Restated Certificate of Incorporation.  On March 13, 2009, the Board of Directors adopted, subject to stockholder approval, an Amended and Restated Certificate of Incorporation, or charter.  If the Amended and Restated Certificate of Incorporation is approved by stockholders, it will become effective upon filing with the Secretary of State of the State of Delaware.

Reasons for the Adoption of the Amended and Restated Certificate of Incorporation. The amendment and restatement of the charter is designed to bring the charter more in line with current concepts of good corporate governance; to clarify some of its terms; and to conform it more closely to those of other Delaware public corporations.  In addition, certain current restrictions and requirements in the charter were designed to protect the Company's substantial book tax loss carryforwards, or tax benefits.  The tax benefits have substantially been used up by the Company or have expired, so the Board of Directors has determined that those restrictions and requirements are no longer necessary or appropriate.  The full text of the proposed Amended and Restated Certificate of Incorporation is set forth and attached as Exhibit A to this Proxy Statement.

Required Approval.  As mentioned above, the approval of the restatement and amendment of the charter requires the approval of the holders of at least 75% of the Company's outstanding shares of common stock.  This is because the current charter requires that many, but not all, of the proposed amendments require such a vote.  One of the reasons for amending and restating the charter is to eliminate most of those requirements.

Summary.  The following is a summary of the proposed amendments contained in the amended and restated charter.  It is qualified in its entirety by reference to the full text of the Amended and Restated Certificate of Incorporation, which is attached to this Proxy Statement as Exhibit A.  The amended and restated charter does the following:

•	Eliminates the requirement for a written ballot in the election of directors.
•
Provides that the call of a special meeting requires only the approval of the Board of Directors, which under the Bylaws, may act by majority vote if a quorum of directors is present.  In the current charter, only a majority of the total number of authorized directors (currently nine directors) may call a special meeting of stockholders.

•
Eliminates in its entirety Article SIXTH, which contains the restrictions on stockholders acquiring more than 4.5% of the Company's common stock that were designed to protect the Company's tax benefits.

•
Eliminates the requirement that an amendment to the Company's Bylaws by stockholders requires approval by the holders of at least 75% of the Company's common stock and replaces it with a requirement that an amendment to the Company's Bylaws by stockholders be approved by the affirmative vote of the holders of a simple majority of all classes and series of the Company's outstanding capital stock voting together as a single class.  Currently the Company has only one class of capital stock outstanding, common stock.

•
Eliminates the requirement that the affirmative vote of the holders of at least 75% of the Company's common stock is required to remove directors and replaces it with a requirement that the removal of directors requires the affirmative vote of the holders of a simple majority of all classes and series of the Company's outstanding capital stock voting together as a single class.

•	Eliminates the requirement that an amendment to the following articles of the charter requires approval by the holders of at least 75% of the Company's outstanding common stock:

o	Article FIFTH, which sets forth certain powers of directors and related matters;

o	Article SEVENTH, which provides for a staggered board of directors; and

o	Article EIGHTH regarding amendment of the Company's Bylaws by stockholders.

The amended and restated charter retains a requirement for a 75% vote of all classes and series of the Company's outstanding capital stock voting together as a single class to amend or repeal the provisions of the charter that provide for the elimination of certain personal liability of directors and for the indemnification of directors, as well as to amend or repeal the 75% approval requirement itself.

•	Adds a provision that confirms the one share one vote voting rights of the holders of the Company's common stock that are now in effect, but are not included in the current charter.

•
Provides that a director elected by the Board to fill a vacancy will serve only until the next Annual Meeting of Stockholders at which directors are elected.  The current charter provides that a director elected by the Board to fill a vacancy serves for the unexpired term of the class of directors to which the new director is elected.

•
Adds a provision that any broadening of the limitation of certain personal liability of directors that arises from an amendment of Delaware law automatically becomes applicable to the Company's directors.

•
Adds a provision that any reduction or the revocation of the limitation of certain personal liability of directors and any reduction or the revocation of the indemnification of directors by the Company will only have prospective effect.

•
Adds a provision that indemnification by the Company will not be available to a director either (i) for the settlement of a claim that is entered into by the director, but that was not approved by the Company or (ii) for a judicial award if the Company was not given a reasonable and timely opportunity, at its own expense, to participate in the defense of the action.

•
Eliminates a provision that requires the Company to maintain a separate office as well as separate records and books of account from its subsidiaries, and that prohibits the Company from commingling its assets with those of another corporation, such as a subsidiary.

•	Eliminates a lengthy provision that is no longer needed that relates to arrangements by the Company with its creditors in the event of insolvency, bankruptcy and the like.

•	Simplifies the description of the purpose for which the Company was formed to provide that the Company may engage in any activity that is lawful under Delaware law.

•	Updates the address of the Company and its resident agent in Delaware and reformats the articles and sections of the charter.

These amendments were proposed for approval by stockholders at the 2008 Annual Meeting.  Although they received a majority vote, they did not achieve the required 75% super majority vote.  In order to make the amendments more palatable to some stockholders, these proposed amendments do not include an amendment to the charter provision relating to preferred stock that was included in last year's proposed amendments.

Effect of the Amendments.  The effect of the amendments as a whole will be to give the holders of a simple majority of outstanding shares of common stock greater power under the Company's charter than it now has.  The effect of the restatement is to gather into one document both the amendments described above and all prior amendments to the charter currently in effect, such as the increase in the number of shares of common stock that the Company is authorized to issue that was approved at the 2008 Annual Meeting of Stockholders.

The Board of Directors recommends that stockholders vote for the approval of the Amended and Restated Certificate of Incorporation

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal 3)[Missing Graphic Reference]
The Audit Committee has selected Grant Thornton LLP as the Company's independent registered public accounting firm to perform the audit of the Company's financial statements for 2009.  Grant Thornton was also the Company's independent registered public accounting firm for the year ended December 31, 2008.

The Board is asking stockholders to approve the selection of Grant Thornton although ratification is not required by law or by the Company's Bylaws.  The Board is submitting the selection of Grant Thornton for ratification as a matter of good corporate practice.  Whether stockholders ratify the selection or not, the Audit Committee pursuant to its charter is directly responsible for the appointment of the Company's Auditors and therefore may select an independent registered public accounting firm at any time during the year if it determines that to do so would be in the best interests of the Company and its stockholders.  There is additional information about Grant Thornton, below, under the heading Information About Audit Fees and Audit Services.

The Board of Directors recommends that stockholders vote for the ratification of the selection of Grant Thornton LLP.

BOARD OPERATIONS

Communicating with the Board.  Interested persons wishing to communicate with the Board about their concerns, questions or other matters may do so by U.S. Mail addressed to: Board of Directors, ℅ The Secretary, Sterling Construction Company, Inc., 20810 Fernbush Lane, Houston, TX 77073.  The Secretary will give these communications to the directors as they are received unless they are voluminous, in which case the Secretary will summarize them and furnish the summary to the directors instead.

Nomination of Directors.  The Board's Corporate Governance & Nominating Committee has the responsibility, among others, to identify and nominate qualified candidates for election to the Board.  The Committee has nominated Messrs. Abernathy, Frickel, and Scott for re-election to the Board as Class II directors and Mr. Steadman for re-election as a Class I director.  Their current terms of office expire at the Annual Meeting.  The term of Class III directors expires at the Annual Meeting of Stockholders in 2010, and the term of Class I directors expires at the Annual Meeting of Stockholders in 2011.  Information about the background of the nominees is set forth above in the section entitled The Background of Nominees under the heading Election of Directors (Proposal 1).

The Corporate Governance & Nominating Committee seeks to achieve a Board that is composed of individuals who have experience relevant to the needs of the Company and who have a high level of professional and personal ethics.  The Committee looks for candidates with business experience in the construction industry and/or with engineering, financial reporting, investment, corporate governance, senior management or other skills and experience that can contribute to an effective Board.  Candidates are expected to be committed to enhancing stockholder value and to have sufficient time to carry out the duties of a director and member of one or more Board committees.  The Corporate Governance & Nominating Committee has not specified any minimum qualifications for serving on the Board.

The Committee uses a variety of methods for identifying and evaluating nominees for director.  Candidates may come to the attention of the Committee through current members of the Board, Company employees, professional search firms, stockholders and other persons, but in any event, the Committee requires and checks multiple references before nominating a candidate for election to the Board.

The Committee has not established a policy regarding the consideration of director candidates recommended by stockholders primarily because the Company has not received recommendations of that kind for more than the last ten years.  If a stockholder wishes to recommend a person as a director candidate, the stockholder may follow the procedure for communicating with the Board that is described above in this section under the heading Communicating with the Board.  Recommendations of candidates for nomination for the 2010 Annual Meeting of Stockholders must be received by the date set forth below under the heading Submission of Stockholder Proposals.

Directors' Attendance at Meetings in 2008.  The Board held seven meetings during 2008.  Mr. Mills did not attend three of those meetings.  During 2008, each of the other directors attended more than 75% of the meetings of the Board while he was a director, as well as more than 75% of the meetings of committees of the Board on which he served.  Mr. Mills, who lives in England, does not serve on a Board committee.  All directors attended last year’s Annual Meeting of Stockholders in person, except for two directors who were not able to attend in person because of personal matters that arose at the last minute and instead, attended by telephone.  The Company's policy is to schedule the Annual Meeting of Stockholders to coincide with a regular Board meeting so that directors can attend the Annual Meeting without the Company incurring extra travel and related expenses.

Committees of the Board.  The Board has the following three standing committees:
•	The Audit Committee;
•	The Compensation Committee; and
•	The Corporate Governance & Nominating Committee.

The Audit Committee.  The members of the Audit Committee are John D. Abernathy, Chairman, Donald P. Fusilli, Jr. and Milton L. Scott.  The Board has determined that Messrs. Abernathy and Scott are Audit Committee Financial Experts based on the definition of that term contained in applicable regulations.  Their backgrounds are described above under the heading Election of Directors (Proposal 1). The Audit Committee meets at least quarterly and held five meetings in 2008.  The Audit Committee has a charter and it is posted on the Company's website at www.sterlingconstructionco.com.

The Audit Committee assists the Board in fulfilling its responsibility to oversee the Company's accounting and financial reporting processes and the audits by the Company's independent registered public accounting firm, which is referred to in the policy as the independent auditors.  In particular, the Audit Committee has the responsibility to —

•
Review financial reports and other financial information, internal accounting and financial controls, controls and procedures relating to public disclosure of information, and the audit of the Company's financial statements by the Company's independent auditors;

•	Appoint independent auditors, approve their compensation, supervise their work, oversee their independence and evaluate their qualifications and performance;

•	Review with management and the independent auditors the audited and interim financial statements that are included in filings with the SEC;

•	Review the quality of the Company's accounting policies;

•	Review with management major financial risk exposures;

•	Review and discuss with management the Company’s policies with respect to press releases on earnings and earnings guidance, including the use of pro forma information.

•	Review all proposed transactions between the Company and related parties in which the amount involved exceeds $50,000; and

•	Provide for the confidential, anonymous submission by employees and others of concerns regarding questionable accounting or auditing matters.

The Audit Committee Report.

In fulfillment of its responsibilities, the Audit Committee has reviewed, and met and discussed with management and the Company's independent registered public accounting firm the Company's 2008 audited consolidated financial statements.  The Audit Committee has discussed with the Company's independent registered public accounting firm the matters required to be discussed by Statement on Accounting Standards No. 61 Communication with Audit Committees.  In addition, the Audit Committee has received from the Company's independent registered public accounting firm the written disclosures and the letter required by Independence Standards Board Standard No. 1 Independence Discussions with Audit Committees and discussed with them their independence from the Company and its management.

In reliance on the reviews and discussions described above, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the Company's audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

Submitted by the members of the Audit Committee on April 3 , 2009

John D. Abernathy, Chairman
Donald P. Fusilli, Jr.
Milton L. Scott

The Compensation Committee.  The members of the Compensation Committee are Robert W. Frickel, Chairman, John D. Abernathy and Donald P. Fusilli, Jr..  The Compensation Committee held three meetings in 2008.  The Compensation Committee has a charter and it is posted on the Company's website at www.sterlingconstructionco.com.

The Compensation Committee oversees senior-level compensation arrangements and has particular responsibility to —

•	Review and approve any corporate goals and objectives relating to the compensation of the Company's chief executive officer; chief financial and other executive officers;

•	Evaluate the performance of the Company's chief executive officer; chief financial and other executive officers in light of those corporate goals and objectives;

•
Either as a committee or together with the other independent directors (as directed by the Board), determine and approve the compensation of the Company's chief executive officer; chief financial and other executive officers, and together with the boards of directors of the Company's subsidiaries, to determine and approve the compensation of their senior officers;

•
Either as a committee or together with the other independent directors (as directed by the Board), review and approve any employment agreements, severance arrangements, change-in-control arrangements or special or supplemental employee benefits, and any material amendments to the foregoing, that are applicable to senior officers of the Company and, together with the boards of directors of the Company's subsidiaries, that are applicable to their senior officers;

•
Either as a committee or together with the other independent directors (as directed by the Board), administer the Company's stock plans and make grants of stock options and other awards as provided in those plans;

•	Make recommendations to the Board regarding incentive compensation plans and equity-based plans for other senior officers and those of the Company's subsidiaries;

•	Advise the Corporate Governance & Nominating Committee on the compensation of directors, including the chairman of the board and the chairpersons of the committees of the Board; and

•	Make a recommendation to the Board of Directors as to the inclusion of the Compensation Discussion and Analysis in SEC filings.

The scope of the Committee's authority is described above.  In exercising its authority and carrying out its responsibilities, the Committee meets to discuss proposed employment agreements, salaries and cash and equity incentive awards based on information circulated in advance of the meeting by the Chairman of the Committee.  This information may include salaries of comparable officers in comparable companies in the construction industry and the Company's financial results for the year on which incentive awards are based.  The Committee may not delegate any of its responsibilities, but may share them with other independent directors as described above in the summary of its responsibilities.  The Committee discusses an executive officer's compensation in advance of making a decision on it.  For a description of the compensation of executives of the Company, see the information below under the heading Executive Compensation.

Compensation Committee Interlocks and Insider Participation.

During 2008, Robert W. Frickel, John D. Abernathy and Donald P. Fusilli, Jr. served on the Compensation Committee.  None of these Compensation Committee members is or has been an officer or employee of the Company.  Mr. Frickel is President of R.W. Frickel Company, P.C., an accounting firm that performs certain accounting and tax services for the Company.  In 2008, the Company paid or accrued for payment to R.W. Frickel Company approximately $39,700 in fees.  The Company estimates that during 2009, the fees of R.W. Frickel Company will be approximately the same as in 2008.

None of the Company's executive officers served as a director or member of the compensation committee, or any other committee serving an equivalent function, of any other entity that has an executive officer who is serving or during 2008 served as a director or member of the Compensation Committee of the Company.

The Compensation Committee Report.

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis set forth below under the heading Executive Compensation.  Based on that review and those discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K and in this Proxy Statement.

Submitted by the members of the Compensation Committee on April  3 , 2009

Robert W. Frickel, Chairman
John D. Abernathy
Donald P. Fusilli, Jr.

The Corporate Governance & Nominating Committee.  The members of the Corporate Governance & Nominating Committee are Milton L. Scott , Chairman, John D. Abernathy, Robert W. Frickel and David R. A. Steadman.  The Corporate Governance & Nominating Committee held three meetings in 2008.  The Corporate Governance & Nominating Committee has a charter and it is posted on the Company's website at www.sterlingconstructionco.com.

The Corporate Governance & Nominating Committee assists the Board in fulfilling its responsibility for corporate governance and in particular has the responsibility to —

•	Develop and recommend to the Board appropriate corporate governance principles and rules;

•	Recommend appropriate policies and procedures to ensure the effective functioning of the Board;

•	Identify and nominate qualified candidates for election to the Board and its committees;

•	Recommend directors for membership on Board committees;

•	Develop and make recommendations to the Board regarding standards and processes for determining the independence of directors under applicable laws, rules and regulations;

•	Develop and oversee the operation of an orientation program for new directors and determine whether and what form and level of continuing education for directors is appropriate;

•
Periodically review the Company's Code of Business Conduct & Ethics and its Insider Trading Policy to ensure that they remain responsive both to legal requirements and to the nature and size of the business; and

•
With the advice of the Chairman of the Compensation Committee, make recommendations to the Board of Directors for the remuneration for non-employee directors and for committee members and committee chairpersons.

Compensation of Directors.

The Company does not pay additional compensation for serving on the Board to directors who are employees of the Company, namely Messrs. Manning and Harper.  The following table contains information concerning the compensation paid for 2008 to non-employee directors.  All dollar numbers are rounded to the nearest dollar.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(3) ($)	Total(2) ($)
John D. Abernathy (Lead director) Chairman of the Audit Committee Member of the Compensation and Corporate Governance & Nominating Committees	39,184	50,000	89,184
Robert W. Frickel Chairman of the Compensation Committee Member of the Corporate Governance & Nominating Committee	29,884	50,000	79,884
Donald P. Fusilli, Jr. Member of the Audit Committee Member of the Compensation Committee	26,956	50,000	76,956
Maarten D. Hemsley	21,406	50,000	71,406
Christopher H. B. Mills	18,756	50,000	68,756
Milton L. Scott Chairman of the Corporate Governance & Nominating Committee Member of the Audit Committee	30,998	50,000	80,998
David R. A. Steadman Member of the Corporate Governance & Nominating Committee	25,542	50,000	75,542

(1)
The aggregate value of these restricted stock awards was $350,000, including $220,833 recognized in 2008 for financial reporting purposes in accordance with FAS 123R.  No amounts earned by a director have been capitalized on the balance sheet for 2008.  The cost does not reflect any estimates made for financial statement reporting purposes of future forfeitures related to service-based vesting conditions.  The valuation of the awards was made on the equity valuation assumptions described in Note 8 of Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K, which accompanies this Proxy Statement.  None of the awards has been forfeited to date.

(2)
 During 2008, none of the non-employee directors received any other compensation for any service provided to the Company.  All directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the Board and Board committees.  Directors living outside of North America, currently only Mr. Mills, have the option of attending regularly-scheduled in-person meetings by telephone, and if they choose to do so, they are paid an attendance fee as if they had attended in person.

(3)
The following table shows for each non-employee director the grant date fair value of each stock award that has been expensed, the aggregate number of shares of stock awarded, and the number of shares underlying stock options that were outstanding on December 31, 2008.

Name	Grant Date	Securities Underlying Option Awards Outstanding at December 31, 2008 (#)	Aggregate Stock Awards Outstanding at December 31, 2008 (#)	Grant Date Fair Value of Stock and Option Awards ($)
John D. Abernathy	5/19/2005	5,000		27,950
	5/8/2008		2,564	50,000
Total		5,000	2,564	77,950
Robert W. Frickel	7/23/2001	12,000		57,600
	5/19/2005	5,000		27,950
	5/8/2008		2,564	50,000
Total		17,000	2,564	135,550
Donald P. Fusilli, Jr.	5/8/2008	—	2,564	50,000
Maarten D. Hemsley	7/18/2007	2,800		27,640
	7/18/2006	2,800		45,917
	7/18/2005	2,800		17,534
	5/8/2008		2,564	50,000
Total		8,400	2,564	141,091
Christopher H. B. Mills	5/19/2005	5,000		27,950
	5/8/2008		2,564	50,000
Total		5,000	2,564	77,950
Milton L. Scott	5/8/2008		2,564	50,000
David R. A. Steadman	5/8/2008		2,564	50,000

Standard Director Compensation Arrangements.  The following table shows the current standard compensation arrangements for non-employee directors, which were adopted by the Board on May 8, 2008.

Annual Fees

Annual Fees	Each Non-Employee Director
$17,500
An award (on the date of each Annual Meeting of Stockholders) of restricted stock that has an accounting income charge under FAS 123R of $50,000 per grant.*
Additional Annual Fees for Committee Chairmen
Chairman of the Audit Committee	$12,500
Chairman of the Compensation Committee	$7,500
Chairman of the Corporate Governance & Nominating Committee	$7,500
Meeting Fees
In-Person Meetings	Per Director Per Meeting
Board Meetings	$1,500
Committee Meetings
Audit Committee Meetings in connection with a Board meeting not in connection with a Board meeting Other Committee Meetings in connection with a Board meeting not in connection with a Board meeting	$1,000 $1,500 $500 $750
Telephonic Meetings (Board & committee meetings)
One hour or longer	$1,000
Less than one hour	$300

*
The shares awarded are considered restricted because they may not be sold, assigned, transferred, pledged or otherwise disposed of until the restrictions expire.  The restrictions for the award made on May 8, 2008 expire on May 5, 2009, the day before the 2009 Annual Meeting of Stockholders, but earlier if the director dies or becomes disabled or if there is a change in control of the Company.  The shares are forfeited if before the restrictions expire, the director ceases to be a director other than because of his death or disability.

STOCK OWNERSHIP INFORMATION

Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth certain information at February 16, 2009 about the beneficial ownership of shares of the Company's common stock by each person or entity known to the Company to own beneficially more than 5% of the outstanding shares of common stock; by each director; by each executive officer named below in the Summary Compensation Table for 2008; and by all directors and executive officers as a group.  The Company has no other class of equity securities outstanding.

Based on information furnished by the beneficial owners, the Company believes that those owners have sole investment and voting power over the shares of common stock shown as beneficially owned by them, except as stated otherwise in the footnotes to the table.

Rule 13d-3(d)(1) of the Securities Exchange Act of 1934 requires that the percentages listed in the following table assume for each person or group the acquisition of all shares that the person or group can acquire within sixty days of February 16, 2009, for instance by the exercise of a stock option, but not the acquisition of the shares that can be acquired in that period by any other person or group listed.

Except for Mr. Mills and the entities listed below, the address of each person is the address of the Company.

Name and Address of Beneficial Owner	Number of Outstanding Shares of Common StockOwned	Shares Subject to Purchase*	Total Beneficial Ownership	Percent of Class
Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109 (2)	1,646,870(1)	—	1,646,870	12.49%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21201 (1)	1,086,413(2)	—	1,086,413	8.24%
John D. Abernathy	54,531(3)	5,000	59,531	†
Robert W. Frickel	67,369(3)	17,000	84,369	†
Donald P. Fusilli, Jr.	4,162(3)	—	4,162	†
Joseph P. Harper, Sr.	520,444(4)	173,074	693,518	5.19%
Maarten D. Hemsley	184,238 (3)(5)	8,400	192,638	1.46%
Patrick T. Manning	100,295(6)	27,600	127,895	†
Christopher H. B. Mills ℅ North Atlantic Value LLP Ryder Court, 14 Ryder Street, London SW1Y 6QB, England	317,369(3)(7)	5,000	519,805	2.44%
Milton L. Scott	5,369(3)	—	5,369	†
David R. A. Steadman	24,369(3)	—	24,369	†
All directors and executive officers as a group (11 persons)	1,305,307(8)	243,483(8)	1,548,790	11.53%

*	These are the shares that the entity or person can acquire within sixty days of February 16, 2009.

†	Less than one percent.

(1)
This number is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2009.  Of this number, Wellington Management Company, LLP claims shared voting power over 1,438,659 of the shares and shared dispositive power over all of the shares.

(2)
This number is based on a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2009.  Of this number, T. Rowe Price claims sole voting power over 461,613 of the shares and sole dispositive power over all of the shares.

(3)
This number includes 2,564 restricted shares awarded to non-employee directors as described above in the section entitled Standard Director Compensation Arrangements.  The restrictions expire on May 5, 2009, the day preceding the 2009 Annual Meeting of Stockholders, but earlier if the director dies or becomes disabled or if there is a change in control of the Company.  The shares are forfeited before the expiration of the restrictions if the director ceases to be a director other than because of his death or disability.

(4)	This number includes 8,000 shares held by Mr. Harper as custodian for his grandchildren.

(5)
This number includes 10,000 shares owned by the Maarten and Mavis Hemsley Family Foundation as to which Mr. Hemsley has shared voting and investment power with his wife and two daughters.  Of the total number of shares, 155,924 shares are pledged as security.

(6)	Of these shares 92,795, have been pledged as security.

(7)
This number consists of 300,000 shares owned by NASCIT of which Mr. Mills is Chief Executive Officer; 14,805 shares owned by Mr. Mills personally over which he claims sole voting and investment power; and 2,564 restricted shares that are described above in footnote (3).

(8)	See the footnotes above for a description of certain of the shares included in this total.

Section 16(a) Beneficial Ownership Reporting Compliance.

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of the Company’s equity securities, or insiders, to file with the Securities and Exchange Commission (SEC) reports of beneficial ownership of those securities and certain changes in beneficial ownership on Forms 3, 4 and 5, and to give the Company a copy of those reports.
Based solely upon a review of Forms 3 and 4 and amendments to them furnished to the Company during 2008, any Forms 5 and amendments to them furnished to the Company relating to 2008, and any written representations that no Form 5 is required, all Section 16(a) filing requirements applicable to the Company’s insiders were satisfied except as follows:

In December 2008, Mr. Mills shared voting and investment power over 400,000 shares of the Company's common stock with North Atlantic Smaller Companies Investment Trust plc, or NASCIT, of which he is chief executive officer.  Mr. Mills failed to timely file a Form 4 covering sales by NASCIT on December 5, 2008 of 39,400 shares.  A Form 4 reporting that sale was filed with the SEC on December 12, 2008.

EXECUTIVE COMPENSATION

Introduction.  The Company is required under applicable rules and regulations to furnish information about the compensation of four of its top executive officers.  Because these executive officers are named in the Summary Compensation Table for 2008, they are sometimes referred to as the named executive officers.  The named executive officers are as follows:

Patrick T. Manning	Chairman & Chief Executive Officer
Joseph P. Harper, Sr.	President, Treasurer & Chief Operating Officer
James H. Allen, Jr.	Senior Vice President & Chief Financial Officer
Roger M. Barzun	Senior Vice President, Secretary & General Counsel

The compensation of these executives, which is based on employment agreements between the Company and the executives, is described and discussed in the subsections listed below:

•	The Compensation Discussion and Analysis, which covers how and why executive compensation was determined.

•	The Employment Agreements of Named Executive Officers, which describes the important terms of the executives' employment agreements.

•
The Potential Payments upon Termination or Change-in-Control, which as its name indicates, describes particular provisions of the executives' employment agreements relating to the termination of their employment and a change in control of the Company.

•	The Summary Compensation Table for 2008, which shows the cash and equity compensation the Company paid to the named executive officers for 2008.

•
The table of Grants of Plan-Based Awards for 2008, which shows details of any equity and non-equity awards made to the named executive officers for 2008 and describes the plans under which the Company made those awards.

•
The table of Option Exercises and Stock Vested for 2008, which shows the number of shares the named executive officers purchased under their stock options in 2008 and the dollar value of the difference between the market value of the shares purchased on the date of purchase and the option exercise price.

•
The table of Outstanding Equity Awards at December 31, 2008, which as its name indicates, shows the stock options held by the named executive officers at year's end and gives other details of their option awards.

Compensation Discussion and Analysis.

This discussion and analysis of executive compensation is designed to show how and why the compensation of the named executive officers was determined.  Their compensation is determined by the Compensation Committee of the Board of Directors, or the Committee, whose members are three independent directors of the Company.

Compensation Objectives.  The Committee's compensation objectives for each of the named executive officers as well as for other management employees is to provide the employee with a rate of pay for the work he does that is appropriate in comparison to similar companies in the industry and that is considered fair by the executive and the Company; to give the executive a significant incentive to make the Company financially successful; and to give him an incentive to remain with the Company.

Employment Agreements.  The Company believes that compensating an executive under an employment agreement has the benefit of assuring the executive of continuity, both as to his employment and the amounts and elements of his compensation.  At the same time, an employment agreement gives the Company some assurance that the executive will remain with the Company for the duration of the agreement and enables the Company to budget salary costs over the term of the agreement.  All elements of the compensation of the named executive officers are paid according to the terms of their employment agreements.

How the Terms of the Employment Agreements Were Determined.  The agreements under which the Company compensated the executives in 2008 became effective as of July 2007, when the prior employment agreements of Messrs. Manning and Harper expired and when Mr. Allen was first employed by the Company.  The Committee's starting point was a written salary and cash incentive bonus proposal made by Messrs. Manning and Harper for themselves and for the five senior managers of TSC.  Mr. Allen had not then joined the Company.  In connection with the proposal, Messrs. Manning and Harper stressed their belief in the importance of a team approach to compensation, an approach that is designed to avoid the disruptive effects of variations in compensation levels between managers of equal responsibility and importance to the Company.  The Committee discussed the proposal in the course of several meetings.  No member of senior management to be covered by the employment agreements, including Messrs Manning and Harper, was present at any of the Committee's deliberations and discussions.

Compensation Principles and Policies.  In the course of their discussions, members of the Committee came to a consensus on the following general compensation principles as a guide for their further discussion of the compensation of Messrs. Manning, Harper and Allen as well as of the five senior managers of TSC:

•	Compensation should consist of two main elements, base salary and cash incentive bonus to achieve all of the compensation objectives discussed above.

•
Equity compensation should not be an element of compensation for executives who already hold a substantial number of shares of the Company's common stock or who already hold options to purchase a substantial number of shares of common stock, or both.

•
The cash incentive bonus element of compensation should be divided into two parts: one part, 60%, of the incentive bonus should be based on the achievement by the Company, on a consolidated basis, of financial goals.  The other part, 40%, should be based on the achievement by the executive of personal goals to be established annually in advance by the Committee in consultation with the executive.

•
Perquisites such as car allowances, reimbursement of club dues and the like should not be an element of compensation because salaries are designed to be sufficient for the executive to pay these items personally.

•	The Committee should determine at the end of each year the extent to which each of Messrs. Manning, Harper and Allen has achieved his personal goals, as provided in the Committee’s charter.

•	In determining individual compensation levels, the Committee should take into account, among other things, the following:

o	The elimination of stock options as an element of compensation (except for Mr. Allen, who was a new employee in 2007.)

o	The executives' existing salaries.

o	Salaries of comparable executives in the industry.

o	Wage inflation from 2004 through 2007, to the extent applicable.

o	The Company's growth since July 2004 when the prior employment agreements of Messrs. Manning and Harper became effective and the resulting increase in senior management responsibilities.

o	The total amount that is appropriate for the Company to allocate to the compensation of the Company's senior management given the Company's size and industry.

o	The elimination of perquisites.

Compensation Consultant.  To assist them in evaluating management's proposed salary and bonus structure, in May 2007, the Committee authorized its Chairman to retain the services of Hay Group, a large firm that performs a number of consulting services, including the benchmarking of executive compensation.  The Committee's Chairman instructed Hay Group to prepare an analysis of the levels of compensation payable under the July 2004 employment agreements to Messrs. Manning, Harper and the five senior managers of TSC, and to compare them to a representative group of similar companies.  Mr. Allen joined the Company in July 2007 just before Hay Group's report was finished and as a result, its analysis did not cover his compensation.

The peer group was selected by Hay Group in consultation with the Chairman of the Committee and Messrs. Manning and Harper.  The peer group consisted of eight engineering and construction companies with 2006 revenues of between $85 million and $651 million.  The following is a list of companies in the peer group:

•	Devcon International Corp.

•	Furmanite Corporation

•	Modtech Holdings Inc.

•	Meadow Valley Corporation

•	SPARTA, Inc. (Delaware)

•	Great Lakes Dredge & Dock Company

•	Insituform Technologies Inc.

•	Michael Baker Corporation

The Committee determined that although these companies are in different areas of the construction and engineering industry, they present an appropriate range in size and types of construction-related businesses to which to compare the Company.

After distributing its report to members of the Committee, two representatives of Hay Group reviewed its findings in detail at a meeting of the Committee held at the end of July 2007.   Hay Group performed no other services for the Committee.  Because of the work Hay Group did for the Committee, the Board's Corporate Governance & Nominating Committee retained Hay Group to do a similar analysis and report relating to the compensation of the Company's non-employee directors.

The following is a summary of the Hay Group's Executive Compensation Report, which was delivered to Committee members in mid 2007 and was based on financial information for calendar year 2006, the then most recently completed full fiscal year:

•
Except for net income, the Company was at or about the median of the peer group in sales, assets, market capitalization and number of employees.  In total shareholder return, growth in income before interest and taxes, and return on investment, the Company was ahead of the peer group.

•	The Company's 2006 net income was above the peer group and its stockholders' equity was 135% of the peer-group median.

•
Using the peer group, the base salaries of Messrs. Manning and Harper under their July 2004 agreements were 64% and 81%, of the median, respectively; the sum of their base salaries and annual incentive awards were 130% and 150% of the median, respectively; and their total direct compensation (which includes equity compensation) was 86% and 93% of the median, respectively.

•
Using Hay Group's so called national general industry database updated to July 2007, the base salaries of Messrs. Manning and Harper under the July 2004 agreements were below the median, 91% and 81% respectively, but their total cash compensation was above the median, 144% and 132%, respectively.

The Committee concluded from these numbers that it is the financial success of the Company and the resulting incentive bonuses that results in the total compensation of Messrs. Manning and Harper to be above the median.

1. Compensation Levels.  It was the consensus of the Committee that both the salary and cash incentive bonus levels of Messrs. Manning and Harper should be significantly above the peer-group median to reflect the following:

•	The Company's excellent, above-median performance in net income and stockholders' equity;

•	The growth of the Company since 2004 and the resulting increase in the complexity of the business; and

•	The elimination of equity as an element of compensation.

To account for the elimination of long-standing perquisites, the Committee added $25,000 to the proposed base salaries of both executives.  In addition, the Committee took into account the fact that under the accounting rules of FAS 123R, the elimination of equity compensation causes the proposed $3.41 million of total compensation for the seven-person management group consisting of Messrs. Manning, Harper and the five TSC senior managers, to be below the total of prior years.

Because of management's expressed desire for a team concept of compensation, the Committee agreed with the proposal of Messrs. Manning and Harper that their own salaries and cash incentive bonuses be the same, reflecting their belief that each has different but equal levels of responsibility and expertise.

The Committee determined that performance-based compensation, including deferred salary as described below, should be approximately equal to base salary.  In the case of Mr. Allen, his performance-based compensation when combined with his equity compensation is approximately 60% of his base salary.

As noted above, Mr. Allen's compensation was not a subject of Hay Group's report because he joined the Company just before the report was presented.  The Committee established his salary based on a number of factors, including Mr. Allen's thirty years of experience in Houston with a major public accounting firm, nineteen of those years consisting of concentration in the construction industry; his financial and business experience; the compensation package requested by Mr. Allen; and Committee members' own judgment of what is a reasonable level of compensation.  The Committee granted him the stock option described below so that like other members of senior management, he would have a long-term equity interest in the Company.  The Committee determined that Mr. Allen would be compensated under the same form of employment agreement as the one agreed upon with Messrs. Manning and Harper.

Deferred Salary.  The Committee's first inclination was to have cash incentive bonuses tied solely to a financial measurement found in the Company's annual audited financial statements.  Mr. Harper advised the Committee that EBITDA was used in the past as a measure of financial performance because it was the number on which management believes that its performance has the most direct effect.  Mr. Harper also noted that the threshold for bonus achievement was 75% instead of 100% of budgeted EBITDA because in the past, base salaries had been set at a relatively low level, a fact supported by the Hay Group report.  The relatively easily achieved cash incentive bonus together with base salary was intended to yield fair base compensation, but was also intended to conserve cash by keeping salaries low in years in which the Company had especially poor financial performance and did not even achieve 75% of budgeted EBITDA.

The Committee agreed to maintain this concept, but determined that it would be better structured by revising the base salary arrangements.  The Committee divided base salary into two parts; the larger part to be paid in periodic installments through the payroll system, or base payroll salary, and the balance to be deferred, or base deferred salary, to be paid in a lump sum after year end only if 75% of budgeted EBITDA is achieved.  EBITDA is defined in the agreements as annual net income determined in accordance with generally accepted accounting principles —

Plus           Interest expense for the period;

Plus           Depreciation and amortization expense for the period;

Plus           Federal and state income tax expense incurred for the period;

Plus           Extraordinary items (to the extent negative) if any, for the period;

Minus       Extraordinary items (to the extent positive) if any

Minus       Interest income for the period; and

Minus       Any fees paid to non-employee directors.

Cash Incentive Bonus.  In keeping with its principle of basing cash incentive bonuses on the achievement of a financial measurement that can be determined by direct reference to the Company's audited annual financial statements, the Committee decided to base 60% of the bonus on achieving budgeted fully-diluted earnings per share in the belief that it is a measure that most directly affects a stockholder's investment in the Company, and 40% on the achievement of personal goals by the executives.

Termination Events.  The obligations of the Company under the employment agreements in the event of the termination of the employment of the named executive officers or a change in control of the Company are described in detail in the section entitled Potential Payments Upon Termination or Change-in-Control, below.

The Committee's principle in setting termination provisions was based on the belief that absent a termination for cause, an employee should at least receive the base deferred salary and cash incentive bonus that he would have earned had his employment not terminated, but prorated for the portion of the year that he was an employee.  The Committee made an exception to this in the event the executive voluntarily resigns, in which case the Committee determined that payment of any cash incentive bonus is not warranted because incentive bonuses are designed in part to encourage the employee to remain in the Company's employ.

In accordance with a sense of basic fairness, the Committee determined that in the event that termination is by the Company without cause or because of an uncured breach by the Company of the employment agreement, the executive should also receive the benefit of his base salary for the balance of the term of the agreement, but at least for twelve months.

The Committee did not believe that any special payments should be made to executives in the event of a change in control of the Company because the protections afforded by their employment agreements against termination without cause would be unaffected by a change in control.  The executives' outstanding stock options by their terms vest in full in the event of a change in control.  The acceleration of vesting is based on the assumption that a change in control often results in a change in senior management.  Absent accelerated vesting, a termination without cause after a change in control could unfairly reduce or eliminate the benefit of a stock option depending on when the change occurs.  If the executive is terminated for cause, all of the executives' stock options immediately terminate.

Deferred Salary and Incentive Awards for 2008.  In 2008, the Company exceeded the 75% of budgeted EBITDA goal, but did not achieve the budgeted fully-diluted earnings-per-share goal.  In February 2009, the Committee reviewed the personal goals of each of Messrs. Manning, Harper and Allen and determined that they had substantially completed all of them to the satisfaction of the Committee.  Therefore, the Committee approved the payment to each of Messrs. Manning, Harper and Allen of his base deferred salary and 40% of his cash incentive bonus.

The Committee, in the exercise of its discretion and based on the personal judgment of the Committee members, awarded Mr. Barzun a cash incentive bonus of $30,000 and increased his annual salary to $80,000.

All base deferred salary payments and cash incentive bonuses for 2008, are more fully described in the following sections:

•	Employment Agreements of Named Executive Officers

•	Summary Compensation Table for 2008

•	Grants of Plan-Based Awards for 2008

Employment Agreements of Named Executive Officers.

During 2008, Messrs. Manning, Harper and Allen were compensated under similar employment agreements that became effective in July of 2007 and that expire on December 31, 2010.  The following table describes the material financial features of each of the employment agreements.

	Mr. Manning	Mr. Harper	Mr. Allen
Base Salary	$365,000	$365,000	$250,000
Base Deferred Salary	$162,500	$162,500	$75,000
Maximum Incentive Bonus	$162,500	$162,500	$75,000
Equity Compensation	None	None	13,707-share stock option award (1)
Vacation	Discretionary (2)	Discretionary (2)	5 weeks
Benefits Paid by the Company	None	None	None(3)

(1)	Information about this stock option, which was granted in August 2007, is set forth below in the section entitled Outstanding Equity Awards at December 31, 2008.

(2)	The executive is entitled to take as many days vacation per year as he believes is appropriate in light of the needs of the business.

(3)
At Mr. Allen's request when he joined the Company, the Company agreed that he would continue his then current health plan rather than participate in the Company's health plan and that he would be reimbursed for up to $1,000 of the monthly premiums of his plan.  This arrangement is less expensive for the Company than if Mr. Allen had joined the Company's health plan.

Mr. Barzun's employment agreement became effective in March 2006 and continues until terminated by the Company or by Mr. Barzun.  His base salary in 2008 under the terms of his employment agreement was $75,000, and is subject to merit increases.  He is also eligible to receive an annual cash incentive bonus in the discretion of the Committee.  Because he is a part-time employee, there is no provision in his agreement for paid vacation time.

All of the foregoing agreements provide for the election of the executive to his current positions with the Company.  The employment agreements of Messrs. Manning, Harper and Allen provide that they may not compete with the Company after termination of employment for a period of twelve months or for the period, if any, during which the Company is obligated to continue to pay him his base payroll salary, whichever period is longer

Potential Payments upon Termination or Change-in-Control

The following table describes the payment and other obligations of the Company and the named executive officers under their employment agreements in the event of a termination of employment or a change in control of the Company.  The table also shows the estimated cost to the Company had the executive's employment been terminated on December 31, 2008.

Patrick T. Manning, Joseph P. Harper, Sr. & James H. Allen, Jr.

Event	Payment and/or Other Obligations *
1.Termination by the Company without cause
The Company must —
• Continue to pay the executive his base salary for the balance of the term of his employment agreement or for one year, whichever period is longer;
• Continue to cover him under its medical and dental plans provided the executive reimburses the Company the COBRA cost thereof, in which event the Company must reimburse the amount of the COBRA payments to the executive; and
• Pay him a portion of any base deferred salary and cash incentive bonus that he would have earned had he remained an employee of the Company through the end of the calendar year in which his employment is terminated, based on the number of days during the year that he was an employee of the Company.

Estimated December 31, 2008 termination payments: Messrs. Manning & Harper (each)	$730,000 plus COBRA payment reimbursement, which currently would be approximately $32,219 for Mr. Manning and $20,885 for Mr. Harper for the two-year period.
Mr. Allen	$500,000 plus $24,000 in health insurance reimbursements.

2.Termination by reason of the executive's death
The Company is obligated to pay the executive a portion of any base deferred salary and of any cash incentive bonus that he would have earned had he remained an employee of the Company through the end of the calendar year in which his employment terminated, based on the number of days during the year that he was an employee of the Company.

Estimated December 31, 2008 termination payments:	None
3.Termination by the Company for cause(1)
The Company is required to pay the executive any accrued but unpaid base payroll salary through the date of termination and any other legally-required payments through that date.
All of the executive's stock options terminate.

Estimated December 31, 2008 termination payments:	None
4.Involuntary resignation of the executive (2)	An involuntary resignation, also known as a constructive termination, is treated under the agreement as a termination by the Company without cause.
Estimated December 31, 2008 termination payments:	See Event #1, above.
5.Voluntary resignation by the executive
The Company is obligated to pay the executive a portion of any base deferred salary that he would have earned had he remained an employee of the Company through the end of the calendar year in which he resigned, based on the number of days during the year that he was an employee of the Company.

Estimated December 31, 2008 termination payments:	None
6.A change in control of the Company.
All the executives' un-exercisable but in-the-money stock options become exercisable in full.  At December 31, 2008, those options had the following values based on the difference between the market value of a share of the Company's common stock at that date and each option's per-share exercise price:
Mr. Manning                                 $11,851
Mr. Harper                                       $1,050
Mr. Allen                                                -0-

*	The base payroll salaries, base deferred salaries and cash incentive bonus eligibility of the executives are set forth above under the heading Employment Agreements of Named Executive Officers.

(1)
The term "cause" is defined in the employment agreements and means what is commonly referred to as cause in employment matters, such as gross negligence, dishonesty, insubordination, inadequate performance of responsibilities after notice and the like.  A termination without cause is a termination for any reason other than for cause, death or voluntary resignation.

(2)
The executive is entitled to "involuntarily" resign in the event that the Company commits a material breach of a material provision of his employment agreement and fails to cure the breach within thirty days, or, if the nature of the breach is one that cannot practicably be cured in thirty days, if the Company fails to diligently and in good faith commence a cure of the breach within the thirty-day period.

Roger M. Barzun.  In the event that Mr. Barzun's employment is terminated for cause, the Company is only obligated to pay him his salary through the date of termination, and his outstanding options terminate on that date.  In the event that his employment is terminated without cause, or by reason of his death or permanent disability, the Company is obligated to pay him his salary then in effect for a period of six months, which at December 31, 2008 would be $37,500, and to pay him within thirty days of his termination a portion of any cash incentive bonus to which he would otherwise have been entitled had his employment not been terminated, based on the number of days during the year that he was an employee of the Company.  For purposes of determining the amount of the cash incentive bonus to which he would have been entitled, the Company is required to make such reasonable assumptions as it determines in good faith.  In the event of a change in control of the Company, all of Mr. Barzun’s options become exercisable in full.  At December 31, 2008, his only un-exercisable, in-the-money option had a value of $700 based upon the difference between the market value of a share of the Company's common stock at that date and the option's per-share exercise price.

Summary Compensation Table for 2008.

The following table sets forth for calendar years 2006, 2007 and 2008 all compensation awarded to, earned by, or paid to, Patrick T. Manning, the Company's principal executive officer, and James H. Allen, Jr., its principal financial officer, who joined the Company in July 2007.

The table also shows the same compensation information of Joseph P. Harper, Sr., the Company's President, Treasurer & Chief Operating Officer, and Roger M. Barzun, its Senior Vice President, Secretary & General Counsel, who are the only other executive officers whose compensation for 2008 exceeded $100,000.

The Company pays compensation to these executive officers according to the terms of their employment agreements.  The Company does not pay Messrs. Manning or Harper additional compensation for service on the Board of Directors.  The amounts include any compensation that was deferred by the executive through contributions to his defined contribution plan account under Section 401(k) of the Internal Revenue Code.  All amounts are rounded to the nearest dollar.

Name and Principal Position	Year	Salary ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation ($)(3)	Total ($)
Patrick T. Manning Chairman of the Board & Chief Executive Officer (principal executive officer)	2006 2007 2008	240,000 296,500 365,000	82,883 — —	341,000 325,000 227,500	38,950 31,258 6,900	702,833 652,758 599,400
Joseph P. Harper, Sr. President, Treasurer & Chief Operating Officer	2006 2007 2008	235,800* 282,500 365,000	82,883 — —	318,500 325,000 227,500	21,150 14,396 7,300	658,333 621,896 599,800
James H. Allen, Jr. Senior Vice President & Chief Financial Officer (principal financial officer)	2007 2008	115,500 250,000	14,553 —	100,000 105,000	865 7,500	230,918 362,500
Roger M. Barzun Senior Vice President & General Counsel, Secretary	2007 2008	62,500 76,800	— —	75,000 30,000	— —	137,500 106,800

*	This includes $20,800 paid to Mr. Harper for foregoing approximately five weeks of the vacation he was entitled to in 2006 under his prior employment agreement, which expired in July 2007.

(1)
The value of these stock option awards is the total dollar cost of the award recognized by the Company in the year of grant for financial reporting purposes in accordance with FAS 123R.  No amounts earned by the executive officers have been capitalized on the balance sheet for 2008.  The cost does not reflect any estimates made for financial statement reporting purposes of forfeitures by the executive officers related to service-based vesting conditions.

The valuation of these options was made on the equity valuation assumptions described in Note 8 of Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K, which accompanies this Proxy Statement.  None of the awards has been forfeited.  The following section, entitled Grants of Plan-Based Awards for 2008, contains a description of the basis on which these stock options were awarded and their full grant date fair market value.

(2)
Cash incentive bonuses were calculated and approved by the Committee in February 2009.  The bonuses for 2006 were determined in part by the application of a formula found in the prior employment agreement of each executive officer and in part by the Committee exercising its discretion as to the amount of additional cash incentive bonus within the range provided for in his employment agreements.  Footnotes (1) and (2) to the table in the following section, entitled Grants of Plan-Based Awards for 2008, contain a description of the formula and its application.

(3)	The following table shows a breakdown of the amounts shown above in the column entitled All Other Compensation. The dollar amounts are the costs of the items to the Company.

Type of Other Compensation	Year	Mr. Manning	Mr. Harper	Mr. Allen
Car allowance	2006 2007 2008	$8,400 $5,000 —	$8,400 $5,000 —	— —
Expenses of commuting to work	2006 2007 2008	$2,500 $2,400 —	$1,800 $1,750 —	— —
Country club dues	2006 2007 2008	$25,000 $15,000 —	$4,500 $3,420 —	— —
Company contribution to 401(k) Plan account	2006 2007 2008	$3,050 $8,858 $6,900	$6,450 $4,226 $7,300	— $865 $7,500

Grants of Plan-Based Awards for 2008.

The following table shows each grant of an award for 2008 to a named executive officer under a Company plan.  The Company did not award any SAR's, stock, restricted stock, restricted stock units, or similar instruments to any of the named executive officers in 2008.

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Option Awards
			($)		(#)	($/share)	($)
		Threshold	Target	Maximum
Patrick T. Manning	N/A	162,500	260,000	325,000	—	N/A	N/A
Joseph P. Harper, Sr.	N/A	162,500	260,000	325,000	—	N/A	N/A
James H. Allen, Jr.	N/A	75,000	120,000	150,000	—	N/A	N/A
Roger M. Barzun	N/A	—	$75,000	—	—	N/A	N/A

(1)	In the table above, "possible" payouts mean the payouts that were available to be earned by the executive for calendar year 2008.

Messrs. Manning, Harper and Allen. As more fully described above under the heading Employment Agreements of Named Executive Officers, the employment agreements of Messrs. Manning, Harper and Allen provide each executive annually with the ability to earn compensation in addition to his base salary.  The additional compensation is divided into three parts, each based on the achievement of an annual goal, as follows:

•	The achievement by the Company of 75% of budgeted EBITDA.

•	The achievement by the Company of budgeted fully-diluted earnings per share.

•	The achievement by the executive of personal goals approved by the Committee at the beginning of the year.

As a result, in any given year, the executive may earn all, some or none of the additional compensation. In the table above —

•
The Threshold is the amount that the executive will earn if the Company achieves the 75% of budgeted EBITDA goal.  It is designated the threshold because, as described above in the section entitled Compensation Discussion and Analysis, this amount is considered by the Committee to be salary that is deferred pending the achievement by the Company of a relatively modest financial goal.  In 2008 the goal was more than met by achieving 92% of budgeted EBITDA.

•	The Target is the amount that the executive will earn if both the EBITDA and the earnings-per-share goals are achieved. In 2008, the Company did not achieve the earnings-per-share goal.

•
The Maximum is the sum of the Target amount and the amount the executive will earn if, in addition to the financial goals, he achieves all of his personal goals for the year.  In 2008 the Committee determined that each executive completed substantially all of his personal goals.

Mr. Barzun.  Mr. Barzun's cash incentive bonus for a given year is entirely in the discretion of the Committee and is based on the Company's consolidated financial results for the year, the number of non-routine legal transactions to which he devoted substantial time during the year, and such other matters as the Committee deems relevant.  Accordingly, because Mr. Barzun's possible payout for 2008 cannot be estimated at the beginning of the year, the Target amount included in the table is the bonus paid to him for 2007.

For the actual amounts paid to the executives for 2008, see the Summary Compensation Table for 2008, above.

Option Exercises and Stock Vested for 2008.

The following table contains information on an aggregated basis about each exercise of a stock option during 2008 by each of the named executive officers.

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise(1) ($)
Patrick T. Manning	17,200	221,380
Joseph P. Harper, Sr.	—	—
James H. Allen, Jr.	—	—
Roger M. Barzun	1,190	24,722

(1)
SEC regulations define the "Value Realized Upon Exercise" as the difference between the market price of the shares on the date of the purchase, and the option exercise price of the shares, whether or not the shares are sold, or if they are sold, whether or not the sale occurred on the date of the exercise.

Outstanding Equity Awards at December 31, 2008.

The following table shows certain information concerning un-exercised stock options and stock options that have not vested that were outstanding on December 31, 2008 for each named executive officer.  No other equity awards have been made to the named executive officers.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price/Share ($)	Option Grant Date	Option Expiration Date	Vesting Date Footnotes
Patrick T. Manning	400	600	$25.21	8/08/2006	9/08/2011	(1)
	10,000	—	$24.96	7/18/2006	7/18/2011	(2)
	300	600	$16.78	8/12/2005	9/12/2010	(1)
	10,000	—	$9.69	7/18/2005	7/18/2010	(2)
	2,800	700	$3.10	8/12/2004	8/12/2014	(1)
	—	—	$3.10	8/12/2004	8/12/2009	(2)
	3500	—	$3.05	8/20/2003	8/20/2013	(1)
Joseph P. Harper, Sr.	400	600	$25.21	8/08/2006	9/08/2011	(1)
	10,000	—	$24.96	7/18/2006	7/18/2011	(2)
	900	600	$16.78	8/12/2005	9/12/2010	(1)
	10,000	—	$9.69	7/18/2005	7/18/2010	(2)
	3,500	—	$3.10	8/12/2004	8/12/2014	(3)
	10,000	—	$3.10	8/12/2004	8/12/2009	(2)
	3,500	—	$3.05	8/20/2003	8/20/2013	(3)
	3,500	—	$1.725	7/24/2002	7/24/2012	(3)
	3,700	—	$1.50	7/23/2001	7/23/2011	(1)
James H. Allen, Jr.	13,707	9,138	$18.99	8/7/2007	8/7/2012	(3)
Roger M. Barzun	240	360	$25.21	8/8/2006	9/8/2011	(1)
	600	400	$16.78	8/12/2005	9/12/2010	(1)
	2,000	—	$3.10	8/12/2004	8/12/2014	(4)

Vesting of Stock Options .  If there is a change in control of the Company, all the stock options then held by a named executive officer become exercisable in full.  Absent a change in control of the Company, the options listed above vest as described in the following footnotes:

(1)	This option vests in equal installments on the first five anniversaries of its grant date.

(2)	This option vested in a single installment on July 18, 2007.

(3)	This option vests in equal installments on the first three anniversaries of its grant date.

(4)	This option vested in a single installment on its grant date.

PERFORMANCE GRAPH.

The following graph compares the percentage change in the Company's cumulative total stockholder return on its common stock for the last five years with the Dow Jones US Index, a broad market index, and the Dow Jones US Heavy Construction Index, a group of companies whose marketing strategy is focused on a limited product line, such as civil construction.  Both indices are published in The Wall Street Journal

The returns are calculated assuming that an investment with a value of $100 was made in the Company's common stock and in each index at the end of 2003 and that all dividends were reinvested in additional shares of common stock; however, the Company has paid no dividends during the periods shown.  The graph lines merely connect the measuring dates and do not reflect fluctuations between those dates.  The stock performance shown on the graph is not intended to be indicative of future stock performance.

	December 2003	December 2004	December 2005	December 2006	December 2007	December 2008
Sterling Construction Company, Inc.	100.00	114.57	371.52	480.35	481.68	409.05
Dow Jones US	100.00	112.01	119.10	137.64	145.91	91.69
Dow Jones US Heavy Construction	100.00	121.26	175.23	218.58	415.21	186.34

BUSINESS RELATIONSHIPS WITH DIRECTORS AND OFFICERS.
Transactions with Related Persons.

Maarten D. Hemsley.  At December 31, 2008, NASCIT held 2.28% of the Company's outstanding common stock.  NASCIT is a part of JO Hambro Capital Management Group Limited, or JOHCMG, an investment company and fund manager located in the United Kingdom.  From January 2001 until May 2002, Mr. Hemsley was a consultant to JO Hambro Capital Management Limited, or JOHCM, which is part of JOHCMG, and since May 2002 has been an employee of JOHCM.  Mr. Hemsley has served since 2001 as Fund Manager of JOHCMG's Leisure & Media Venture Capital Trust, plc, and since February 2005, as Senior Fund Manager of its Trident Private Equity II LLP investment fund.  Neither of those funds was or is an investor in the Company or any of the Company's affiliates.

Robert W. Frickel.  Mr. Frickel is President of R.W. Frickel Company, P.C., an accounting firm based in Michigan that performs certain accounting and tax services for the Company.  In 2008, the Company paid or accrued for payment to R.W. Frickel Company approximately $39,700 in fees.  The Company estimates that during 2009, the fees of R.W. Frickel Company will be approximately the same as in 2008.

Joseph P. Harper, Jr.  Joseph P. Harper, Jr. is Chief Financial Officer of the Company's wholly-owned subsidiary, Texas Sterling Construction Co., or TSC, and the son of Joseph P. Harper, Sr., who is President, Treasurer & Chief Operating Officer of the Company.  For 2008 Mr. Harper Jr. received salary of $200,000 and deferred salary and cash incentive bonus of $140,000.

The Paradigm Companies.  Since July 2005, Patrick T. Manning has been the husband of the sole beneficial owner of Paradigm Outdoor Supply, LLC, Paradigm Outsourcing, Inc. and Paradigm Consultants, Inc.  The Paradigm companies have provided materials and services to the Company and to other contractors for many years.  In 2008, the Company paid a total of approximately $436,262 to the Paradigm companies.  The Audit Committee reviews and approves these payments in the manner described below.

Policies and Procedures for the Review, Approval or Ratification of Transactions with Related Persons.

General.  The Board of Directors' policy on transactions between the Company and related parties is set forth in the written charter of the Audit Committee.  The policy requires that the Audit Committee must review in advance the terms of any transaction by the Company with a director; executive officer; nominee for election as director; stockholder; or any affiliate or any of their immediate family members that involves more than $50,000.  If the Audit Committee approves the transaction, it must do so in compliance with Delaware law and report it to the full Board of Directors.

Mr. Hemsley.  Mr. Hemsley's relationship with JOHCM has not been the subject of any approval process by the Board or the Audit Committee because, as noted above, neither of the funds he manages were or are an investor in the Company or any of its affiliates.

Mr. Frickel.  The Company's Audit Committee reviews and approves the retention of Mr. Frickel's firm and the payment of its fees.  A description of this written procedure is found below under the heading Information About Audit Fees And Audit Services — Procedures for Approval of Services.
Joseph P. Harper, Jr.  The Compensation Committee reviews Mr. Harper, Jr.'s salary and bonus as well as the salary and bonus of other senior managers of TSC.  Neither Mr. Harper, Sr. nor Mr. Harper, Jr. is a member of the Compensation Committee, which is made up entirely of independent directors.

The Paradigm Companies.  TSC engages the Paradigm companies primarily for City of Houston projects to comply with requirements that a portion of project contracts be subcontracted to minority and/or women-owned businesses.  Both Paradigm companies are woman-owned businesses.  Paradigm Outdoor Supply arranges for the purchase of construction materials.  Paradigm delivers the materials directly to the project site and bills the Company for them.  Paradigm Outdoor Supply and similar companies charge a percentage commission ranging from 2% to 3% of the cost of the materials.  Paradigm Outsourcing provides flagmen and other temporary construction personnel to contractors and charges competitive rates for those services.  During 2008, the Company paid Paradigm Outdoor Supply a total of approximately $326,520 for the materials it purchased for the Company; and paid Paradigm Outsourcing $109,548 for temporary personnel supplied to the Company.

The Audit Committee has engaged a separate auditing firm to review on a quarterly basis the purchases of materials and services from Paradigm and to furnish the Audit Committee with a report of the rates charged by the Paradigm companies compared to rates charged by similar firms.  The Audit Committee then determines whether to approve the continuation of business with the Paradigm companies for the succeeding quarter.

INFORMATION ABOUT AUDIT FEES AND AUDIT SERVICES

A representative of the Company's independent registered public accounting firm, Grant Thornton LLP, is expected to be available at the Annual Meeting and will have the opportunity to make a statement if he or she wishes and will also be available to respond to appropriate questions from stockholders.

The following table sets forth the aggregate fees that the Company's independent registered public accounting firm, Grant Thornton LLP, billed to the Company for the years ended December 31, 2008 and 2007.

Fee Category	2008	Percentage Approved by the Audit Committee	2007	Percentage Approved by the Audit Committee
Audit Fees:	$529,000	100%	$574,000	100%
Audit-Related Fees:	--	NA	$25,500	100%
Tax Fees:	$3,000	NA	$3,300	100%
All Other Fees:	$20,000	100%	—	NA

Audit Fees.

In 2008 and 2007 audit fees include the fees for Grant Thornton's audit of the consolidated financial statements included in the Company's Annual Report on Form 10-K; reviews of the consolidated financial statements included in the Company's quarterly reports on Form 10-Q; the resolution of issues that arose during the audit process; attestation work required by Section 404 of the Sarbanes-Oxley Act of 2002; and other audit services that are normally provided in connection with statutory and regulatory filings.  For 2008, only $349,000 of the expected billings as reflected in the above table had been billed by December 31, 2008.  For 2007, the audit fees have been updated since the 2007 Form 10-K filing to reflect a reduction of $29,000 from the estimate at the time of filing as compared to the actual fees incurred.

Audit-Related Fees.  In 2007 audit-related fees included fees in connection with the Company's October 2007 acquisition of RHB.

Tax Fees.  Our independent registered public accounting firm provides tax consulting services to the Company.

All Other Fees.  In 2008, these fees consist of accounting services performed in connection with the preparation and filing of a shelf registration statement and various other consulting fees on accounting issues.

Procedures for Approval of Services.

All requests for services that are to be provided by our independent registered public accounting firm, which must include a detailed description of the services to be rendered and the amount of corresponding estimated fees, are submitted to both the Company's President and the Chairman of the Audit Committee.  The Chief Financial Officer authorizes services that have been approved by the Audit Committee within the pre-set limits.  If there is any question as to whether a proposed service fits within an approved service, the Chairman of the Audit Committee is consulted for a determination.  The Chief Financial Officer submits to the Audit Committee any requests for services that have not already been approved by the Audit Committee.  The request must include an affirmation by the Chief Financial Officer and the independent registered public accounting firm that the request is consistent with the SEC’s rules on auditor independence.

SUBMISSION OF STOCKHOLDER PROPOSALS
Any proposal that a stockholder intends to present at the 2010 Annual Meeting of Stockholders must be submitted to the Secretary of the Company no later than January 1, 2010 in order to be considered timely received.
By Order of the Board of Directors
Roger M. Barzun, Secretary

STERLING CONSTRUCTION COMPANY, INC.
20810 Fernbush Lane
Houston, Texas 77073

ANNUAL MEETING OF STOCKHOLDERS

May 6, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having received a Notice of the Annual Meeting of Stockholders of Sterling Construction Company, Inc. (the "Company") to be held on May 6, 2009 at 9:00 a.m., local time, at Hotel Valencia Riverwalk, 150 East Houston Street, San Antonio, Texas 78205 or at any adjournment thereof (the "Annual Meeting") together with the Board of Directors' proxy statement therefor; and revoking all prior proxies, hereby appoint(s) James H. Allen, Jr. and Roger M. Barzun, and each of them (with full power of substitution) as proxies of the undersigned to attend the Annual Meeting and any adjourned sessions thereof and there to vote and act upon the following matters in respect of all shares of common stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

Attendance of the undersigned at the Annual Meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned affirmatively indicates at the Annual Meeting the intention of the undersigned to vote said shares in person.  If the undersigned holds any shares in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every one of those capacities as well as individually.

(Continued and to be signed on the reverse side)

Annual Meeting of Stockholders of

STERLING CONSTRUCTION COMPANY, INC.

May 6, 2009

Please sign, date  and mail your proxy card in the envelope provided as soon as possible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND FOR PROPOSALS 2 and 3.
Please sign, date and return promptly in the enclosed envelope. Please mark your vote in blue or black ink as shown here. [X]

1.Election of Directors:
Nominees
                 For                        Against                         Abstain
John D. Abernathy           Class II           Three-year term           □                □                  □
Robert W. Frickel              Class II           Three-year term           □                □                  □
Milton L. Scott                   Class II      Three-year term           □                □                  □
David R. A. Steadman   Class I      Two-year term              □                □                  □
2.Approval of an Amended and Restated Certificate of                    □                □                  □
Incorporation.
3.Ratification of the selection of Grant Thornton LLP as                  □                □                  □
the Company's independent registered public accounting firm.

The shares represented by this proxy will be voted as directed by the undersigned.  If no direction is given with respect to any election to office or proposal specified above, this proxy will be voted FOR the election to office or proposal.  None of the matters to be voted on is conditioned on, or related to, the approval of any other matter.  All proposals are made by the Board of Directors.

IF YOU WISH TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, YOU NEED ONLY SIGN AND DATE THIS PROXY.  YOU DO NOT NEED TO MARK ANY BOXES.

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method
□

Signature of Stockholder: __________________________________________                                                                                                                     Date: _________________

Signature of Stockholder: __________________________________________                                                                                                                     Date: _________________

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

Exhibit A
STERLING CONSTRUCTION COMPANY, INC.
(A Delaware corporation)

Amended and Restated Certificate of Incorporation

(Pursuant to Section 242 and Section 245 of the
Delaware General Corporation Law)

1.
The date of filing of the original certificate of incorporation of Sterling Construction Company, Inc. with the Secretary of State of the State of Delaware was April 1, 1991 and it was filed under the name Hallwood Holdings Incorporated.  The Corporation's name was subsequently changed to Oakhurst Capital, Inc.; then to Oakhurst Company, Inc.; and finally to its current name.

2.
Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation on March 13, 2009 and it was approved by the stockholders of the Corporation entitled to vote thereon in accordance with Section 242 of the Delaware General Corporation Law and the provisions of the Certificate of Incorporation then in effect regarding the amendment thereof.

3.
The Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as set forth below, which instrument shall be entitled and hereafter referred to as the "Certificate of Incorporation of Sterling Construction Company, Inc."

_________________

Certificate of Incorporation

of

Sterling Construction Company, Inc.

Article I

The name of the Corporation is Sterling Construction Company, Inc. (hereinafter sometimes referred to as the "Corporation.")

Article II

The address of the registered office of the Corporation in the State of Delaware is 2751 Centerville Road — Suite 3131, Wilmington, Delaware 19803.  The name of the registered agent for service of process of the Corporation is The Corporation Trust Company with an address at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

Article III

The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

Article IV

4.1	Capitalization. The Corporation is authorized to issue two classes of stock, one to be designated common stock ("Common Stock") and the other to be designated preferred stock ("Preferred Stock.")

(a)	The number of shares of Preferred Stock the Corporation has authority to issue is one million (1,000,000) with a par value of one cent ($0.01) per share.

(b)	The number of shares of Common Stock the Corporation has authority to issue is nineteen million (19,000,000) with a par value one cent ($0.01) per share.

4.2
Series of Preferred Stock.  The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance from time to time of the shares of Preferred Stock in one or more series, and by adopting resolutions to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.  Upon adopting such resolution or resolutions the Board of Directors shall cause a certificate of designation setting forth such resolution or resolutions and the number of shares of stock of such class or series as to which such resolution or resolutions shall apply to be executed and filed in accordance with applicable Delaware law.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.

4.3
Common Stock.  Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of that series are entitled, either separately or together with the holders of one or more other series to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to the Delaware General Corporation Law.

Article V

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for the further definition, limitation and regulation of the powers of the Corporation and its directors and stockholders:

5.1
Powers of Directors.  The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors.  In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and to do all such acts and things as are not by statute or by this Certificate of Incorporation to be exercised or done by the stockholders of the Corporation.

5.2	Written Ballot. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

5.3
Stockholders Must Meet to Act.  Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any written consent by such stockholders.

5.4	Special Meetings of Stockholders. Special meetings of stockholders of the Corporation may be called only by the Board of Directors.

Article VI

6.1
Number of Directors.  The number of directors of the Corporation which shall constitute the entire Board of Directors shall be such number as is initially fixed by the Incorporator and thereafter as fixed from time to time exclusively by the Board of Directors.

6.2
Classification of Directors.  At the first annual meeting of stockholders of the Corporation, the directors shall be divided into three classes as nearly equal in number as reasonably possible, with the initial term of office of directors of the first class to expire at the second annual meeting of stockholders of the Corporation, the initial term of office of directors of the second class to expire at the third annual meeting of stockholders of the Corporation, and the initial term of office of directors of the third class to expire at the fourth annual meeting of stockholders of the Corporation.  At each annual meeting of stockholders following such initial classification and election, directors shall be chosen for a full term of three years to succeed those directors whose terms expire.  All directors shall hold office until the expiration of their terms and until their successors are elected and qualified, except in the case of death, resignation or removal of a director.

6.3
Filling Vacancies on the Board.  Subject to the rights of the holders of any outstanding series of Preferred Stock, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, removal from office, disqualification or other cause may be filled only by a majority vote of the directors then in office, although less than a quorum.  Directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which directors are to be elected.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

6.4
Removal of Directors.  Subject to the rights of the holders of any outstanding series of Preferred Stock, any director or the entire Board of Directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of capital stock of all classes and series of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Article VII

7.1	Power to Amend Bylaws.

(a)
The Board of Directors is expressly empowered to adopt, amend or repeal any or all of the Bylaws of the Corporation.  Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Whole Board.  The term "Whole Board" shall mean the total number of authorized directors whether or not there exists any vacancy in previously authorized directorships.

(b)
The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Corporation.  In addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of capital stock of all classes and series of the Corporation entitled to vote generally in the election of directors, voting together as a single class shall be required to adopt, amend or repeal any provisions of the Bylaws of the Corporation.

Article VIII

8.1
Elimination of Certain Liability of Directors.  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability —

(a)	For any breach of the director's duty of loyalty to the Corporation or its stockholders;

(b)	For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(c)	Under Section 174 of the Delaware General Corporation Law; or

(d)	For any transaction from which the director derived an improper personal benefit.

If after approval by the stockholders of this Article VIII the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article VIII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

8.2	Indemnification.

(a)
Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to, or is involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding") by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment, against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes under the Employee Retirement Income Security Act of 1974 or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith.

(b)
The indemnification provided for herein shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Subsection (d), below, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

(c)
The right to indemnification conferred in this Section 8.2 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition.  However, if the Delaware General Corporation Law requires the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, payment shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 8.2 or otherwise.  The Corporation may by action of its Board of Directors provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers .

(d)	Right of Claimant to Bring Suit.

(i)
If a claim under this Section 8.2 is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim.

(ii)
It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation.

(iii)
Neither (1) the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor (2) an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(e)
Non-Exclusivity of Rights.  The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section 8.2 shall not be exclusive of any other right that any person may have or hereafter acquire under any statute; any provision of this Certificate of Incorporation; any bylaw; any agreement; any vote of stockholders or disinterested directors; or otherwise.

(f)
Insurance.  The Corporation may, at its own expense, maintain insurance to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

(g)
Settlement of Claims.  The Corporation shall not be liable to indemnify any indemnitee under this Section 8.2 for any amounts paid in settlement of any action or claim effected without the Corporation's written consent, which consent shall not be unreasonably withheld, conditioned or delayed, or for any judicial award if the Corporation was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such action.

(h)
Subrogation.  In the event the Corporation makes a payment under this Section 8.2, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee, and the indemnitee shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.

(i)
Procedures for Submission of Claims.  The Board of Directors may establish reasonable procedures for the submission of claims for indemnification pursuant to this Section 8.2, for the determination of the entitlement of any person thereto, and for the review of any such determination.

Article IX

9.1	Amendments.

(a)
Amendment of Article VIII.  Notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 75% of the combined voting power of the then outstanding shares of capital stock of all classes and series of the Corporation entitled to vote generally in the election of directors, voting together as a single class shall be required to amend or repeal Article VIII hereof and this Section 9.1(a).

(b)
Amendment of Other Articles.  In addition to any vote of the holders of any class or series of stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of capital stock of all classes and series of the Corporation entitled to vote generally in the election of directors, voting together as a single class shall be required to amend or repeal the provisions of this Certificate of Incorporation except as provided above with respect to the amendment of Article VIII and Section 9.1(a) hereof.

In Witness Whereof, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by a duly authorized officer of the Corporation this ___ day of ____________, 2009.

Sterling Construction Company, Inc.

By:  _______________________________________

Roger M. Barzun
Senior Vice President